Ex-Filing Fees

Calculation of Filing Fee Tables

F-3

CANADIAN IMPERIAL BANK OF COMMERCE /CAN/

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Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $6,297,000.00. The prospectus is a final prospectus for the related offering(s).